Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated November 6, 2017

Supplementing the Preliminary Prospectus Supplement, dated November 6, 2017

Registration No. 333-202686

QEP RESOURCES, INC.

$500,000,000 5.625% Senior Notes due 2026

Pricing Supplement

Pricing Supplement dated November 6, 2017 to QEP Resources, Inc.’s Preliminary Prospectus Supplement dated November 6, 2017. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Financial information present in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by changes described herein. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer:	QEP Resources, Inc.

Form of Offering:	SEC Registered (Registration No. 333- 202686)

Principal Amount:	$500,000,000

Title of Securities:	5.625% Senior Notes due 2026

Stated Maturity Date:	March 1, 2026

Issue Price:	100.000% plus accrued interest, if any, from November 21, 2017

Coupon:	5.625%

Yield to Maturity:	5.625%

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2018

Record Dates:	February 15 and August 15

Optional Redemption:	Make-whole call at T+50 bps prior to December 1, 2025; par thereafter

Trade Date:	November 6, 2017

Settlement Date:	November 21, 2017 (T+11)

Delivery of the notes is expected to be made against payment therefor on or about November 21, 2017, which is the eleventh business day following the date of pricing of the notes (such settlement being referred to as “T+11”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the eight succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+11, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

CUSIP/ISIN:	74733V AD2 / US74733VAD29

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Wells Fargo Securities, LLC
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	Fifth Third Securities, Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Goldman Sachs & Co. LLC
PNC Capital Markets LLC

The Issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents QEP Resources, Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: High Yield Syndicate.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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